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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BankUnited, Inc.:

        In connection with amendment No. 1 of the Form S-4 registration statement to be filed by BankUnited, Inc. and subsidiaries, we consent to the use of our report dated March 31, 2011, with respect to the consolidated balance sheets of BankUnited, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholder's equity and comprehensive income, and cash flows for the year ended December 31, 2010 and for the period from April 28, 2009 (date of inception) through December 31, 2009, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

October 26, 2011
Miami, Florida
Certified Public Accountants

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm